Exhibit 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100
MiMedx Announces Second Quarter 2016 Results

Company exceeds upper end of guidance range and Records Record Quarterly Revenue of $57.3 Million, a 26% increase over Q2 2015

Marietta, Georgia, July 26, 2016, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and Dental sectors of healthcare, announced today its results for the second quarter of 2016.

Second Quarter 2016 Highlights

•	Q2 2016 revenue exceeds $57.0 million upper end of guidance

•	Q2 2016 revenue of $57.3 million is a 26% increase over Q2 2015 revenue

•	Net Cash Flow From Operating Activities of $7.3 million

•	Adjusted Gross Margin* of 88.1%

•	Adjusted EBITDA* of $10.1 million

•	Adjusted Net Income* of $5.1 million

•	Adjusted EPS* of $0.05 fully diluted

•	Wound Care revenue of $42.0 million

•	Surgical, Sports Medicine and Orthopedics (SSO) Revenue of $15.3 million

•	Current direct sales force grows to more than 280 sales professionals
* See Tables provided with this Release for a reconciliation of GAAP to non-GAAP measures. These non-GAAP measures include adjustments for non-cash charges associated with purchase accounting related to the Stability Biologics acquisition, normalization of tax expense and one-time non-recurring cash charges.

Second Quarter 2016 GAAP Results (includes purchase accounting and one-time non-recurring charges related to the acquisition of Stability Biologics)

•	Gross margin of 87.1%

•	Net Income of $2.0 million

•	EPS of $0.02 fully diluted

Results for Second Quarter and Six Months Ended June 30, 2016
The Company recorded record revenue for the 2016 second quarter of $57.3 million, an $11.6 million or 26% increase over 2015 second quarter revenue of $45.7 million. The Company’s Adjusted Gross Margin for the second quarter of 2016 was 88.1%, compared to 88.9% in the second quarter of 2015. Adjusted EBITDA* for the second quarter of 2016 was $10.1 million, a $488,000 decrease as compared to Adjusted EBITDA* of $10.6 million for the second quarter of 2015. Adjusted Net Income for the second quarter of 2016 was $5.1 million, or $0.05 per diluted common share, a $749,000 decrease, as compared to Adjusted Net Income of $5.9 million, or $0.05 per diluted common share, in the second quarter of 2015.

For the six months ended June 30, 2016, the Company recorded record revenue of $110.7 million, a $24.3 million or 28% increase over revenue of $86.4 million recorded in the same period of 2015. The Company’s Adjusted Gross Margin* for the six months ended June 30, 2016, was 87.3%, compared to 88.2% Adjusted Gross Margin* in the same period of 2015. Adjusted EBITDA* for the six months ended June 30, 2016, was $19.1 million, a $180,000 decrease as compared to Adjusted EBITDA* of $19.3 million for the six months ended June 30, 2015. Adjusted Net Income for the six months ended June 30, 2016, was $10.1 million, or $0.09 per diluted common share, a $673,000 decrease as compared to Adjusted Net Income of $10.7 million, or $0.09 per diluted common share, in the same period of 2015.

Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO, stated, “We are very pleased with our progress in all of our product lines, and particularly the Wound Care portion of our business. We are also pleased with the progress we are making with our surgical products, especially now that our SSO and Wound Care sales organizations are separate, but have highly coordinated efforts. Our second quarter 2016 Wound Care revenue grew 18% over the second quarter of 2015. While commercial Wound Care nicely exceeded our expectations, the federal Wound Care revenue was lower than expected due to a Veterans Administration (“VA”) directive to all hospitals that changed their consignment processes for implants and caused disruption to purchasing patterns. These issues are now generally resolved in all but a few hospitals. Our Wound Care revenue for the first six months of 2016 grew 24% over the first six months of 2015."

Our SSO revenue grew 52% in the second quarter of 2016 compared to the second quarter of 2015, and for the first six months of 2016, our SSO revenue grew 39% over the first six months of 2015. We just announced one of our two new product lines to be introduced during the third quarter, and we plan on announcing the other later in the quarter. These new products should add to our growth in the last half of this year. However, we are going to continue to be conservative when it comes to our forecast until we see some additional maturing in all of these areas of our sales organization, and we conduct the launches of our two new product lines,” added Petit.

Bill Taylor, President and COO, said, “Our wound care revenue from commercial accounts surpassed our expectations. Our contracts with Group Purchasing Organizations (“GPOs”) and Integrated Delivery Networks (“IDNs”) provide us a significant advantage over our competitors in growing our surgical and wound care business. We currently have national contracts with the five largest GPOs in the country. As a result of these national GPO contracts, more than 95% of the U. S. hospitals currently have access to our allografts. Our contracts include our full line of dehydrated human amnion/chorion membrane (dHACM) allografts. The majority of our IDN relationships are entrenched within the GPO contracts; however, we also have numerous IDN systems under direct contract. Most of our IDN relationships include a commitment level for our allografts. In total, our current contracts with GPO’s encompass over 5,500 U.S members.
“In the second quarter of 2015, we had a major new wound care product introduction, our mesh configuration, which resulted in unusually robust sales for the quarter. This product addressed the concerns caused by the expiration of the CMS ‘pass through status’ which had negatively impacted first quarter of 2015 wound care sales. The mesh product resolved this pent up demand, and it helped drive significant wound care sales in the second quarter of last year. The unusual ‘spike’ in the second quarter last year effectively dampened the prior year quarterly comparison to be ‘only’ 18%. But, as you can see, the more normalized comparison of first half 2016 is a robust growth of 24%,” noted Taylor.

Petit added, “With respect to profitability, the second quarter was our 18th consecutive quarter of recording positive Adjusted EBITDA*. We were also pleased with the strong adjusted gross margins of 88% that we had in the second quarter. As we have stated for years, our operating profits can be quite variable because of our investment decisions such as new sales territories, new product initiatives, and the clinical and scientific studies that support the new product initiatives. Our operating profits are controlled by management decisions generally on a quarter to quarter basis. When we see operating investment opportunities that we believe have potential for the excellent returns on investment that we have traditionally shown, we will take those opportunities. MiMedx still remains in the dynamic growth phase of our business evolution, and it is extremely important that we build our infrastructure ahead of our needs. In the second quarter, we significantly ramped up expenses relative to our international opportunities not only in Europe but also in Asia. We have had these initiatives quietly underway for some time, and they finally reached the point where we had to make additional substantial investment.

“During the quarter, we also saw a significant increase in our ongoing expenses for our clinical and scientific studies. We currently have 24 clinical studies ongoing with more than 120 clinical sites under management. We have two major wound care studies that are being finalized, and this is the point at which the project expenses ramp up considerably. These two large studies will complete our principle initiatives for diabetic foot ulcers (“DFUs”) and venous leg ulcers (“VLUs”). When these studies are complete, we will have accomplished randomized controlled trials (“RCTs”) on approximately 600 DFU and VLU patients. With our SSO initiatives, there are numerous requests for additional clinical and scientific data which we are in the process of fulfilling. It is important to note that our successes in reimbursement and regulatory approvals are heavily influenced by our investment in these studies, and we expect to continue our aggressive posture of advancing our growth through clinical and scientific evidence which demonstrates the beneficial outcomes from our allografts,” commented Petit.

Petit continued, “One year ago, we were still primarily focused on the advanced wound care market investments. In 2016, we have added a major commitment to the SSO sales infrastructure and related clinical and scientific initiatives. More than half of the 24 on-going clinical studies are based on products for the SSO market. We have expanded our sales agent network, including the management, training and education of this network and expanded our marketplace leadership in general through surgical society conferences and field meetings. These conferences now span across orthopedics, spine, sports medicine and abdominal pelvic surgical specialties. Also the majority of our current SSO revenues are tied to GPOs. We pay the GPOs a percentage of gross sales, and this has been a larger expense than budgeted. While this has added to sales expense, these relationships are strategically important and have been a significant contributor to our impressive SSO growth.”

Taylor added, “In addition to these expenses, we have incurred expenses in preparing for the third quarter launches of our two new product lines which are related to our placenta technology. Also, while I do not like to use the word investment relative to legal expenses, we are preparing for our first patent suit trial this fall. Over the years, we have invested millions and millions in building our patent portfolio as well as defending it. We believe we are well prepared to take our first patent suit to trial this fall and expect that success in that litigation will change the environment considerably relative to any corporate entities that are not taking our patent portfolio seriously. The patents for our flagship products, EpiFix and AnmioFix, have been tested in the inter partes review (“IPR”) process. In separate rulings for each of these configuration patents, the Patent Trial and Appeal Board (“PTAB”) found no basis to challenge either patent and that these patents should be found to be valid. Our confidence in receiving a favorable decision at the conclusion of these suits is elevated based on the fact that both of these patents were upheld in the IPR challenges. We also just made an investment in the government affairs area. We found our initial activities in these areas to be very productive, and consequently, we have added additional staff. Those are some of the highlights of our current operating expenses. We certainly do not expect this level of expenditures as a percent of revenues to continue, but they are very necessary now to propel our next stage of growth.”

“MiMedx is maturing at a much faster rate than generally occurs for companies that are our size, and these expenses are part of that accelerated maturation. However, the opportunities we have with our technology warrant these investments. As with our previous infrastructure investments, we expect to see significant returns in the quarters and years ahead. Also, in spite of these increased expenses, we had $7.3 million of positive cash flow from operations for the second quarter of 2016 while reducing DSOs by 5 days,” said Petit.

Taylor noted, “We do not believe that we could have managed the significant quarter-over-quarter revenue growth we experienced without our new sophisticated Sales Management System (“SMS”) and our new sales organizational structure. While the implementation of these initiatives was painstaking, we are now reaping the sales productivity improvements we anticipated they would produce.

“The integration of Stability Biologics is progressing, and we are beginning the process of expanding their production capabilities in the Physio® bone product line and specific product lines related to burn applications. We are pleased with the early indications and results we are seeing with Physio,” commented Taylor.

“Continued additions to our Wound Care direct sales force will also drive growth. Year-to-date, we have added an additional 27 Wound Care sales professionals. The momentum we saw in Q2 2016 commercial Wound Care growth along with the expected rebound in Federal orders, the continued aggressive hiring of Wound Care sales professionals and expected additional international orders give us assurance in hitting our annual Wound Care growth target of over 25 percent. In summary, our second quarter revenue growth gives us confidence that we will stay on track to achieve our growth goals for the third quarter and full year,” added Petit.

GAAP Earnings, Liquidity and Cash Flow
Due to the significant effects of purchase accounting for the January 2016 acquisition of Stability Biologics and the introduction of normal effective income tax rates in 2016 attributable to the release of the valuation allowance on the Company's deferred tax asset in the fourth quarter of 2015, the Company has decided to provide supplemental non-GAAP information to enhance the clarity and comparability of its reported operating results.  Accordingly, the Company has reported supplemental information for Adjusted Gross Margin*, Adjusted EBITDA*, Adjusted Net Income* and Adjusted EPS* in addition to reporting GAAP results as summarized below.
On a GAAP basis, the Company recorded Net Income of $2.0 million, or $0.02 per diluted common share, for the quarter ended June 30, 2016, as compared to a Net Income of $5.4 million, or $0.05 per diluted common share, for the quarter ended June 30, 2015. The Company recorded Net Income of $3.2 million, or $0.03 per diluted common share for the six months ended June 30, 2016, as compared to a Net Income of $9.5 million, or $0.08 per diluted common share, for the six months ended June 30, 2015.
Second quarter 2016 Research & Development (“R&D”) expenses were $3.2 million or 5.5% of Net Sales, an increase of $1.1 million over second quarter 2015 R&D expenses of $2.1 million. The increase in R&D expenses was due to the intensification of the Company’s clinical and scientific studies. R&D expenses for the six months ended June 30, 2016 were $5.7 million or 5.1 % of Net Sales, an increase of $1.8 million over R&D expenses of $3.9 million for the six months ended June 30, 2015.
Selling, general and administrative (“SG&A”) expenses for the second quarter of 2016 were $42.8 million, a $10.1 million increase over second quarter of 2015 SG&A expenses of $32.7 million. Increases in SG&A were due to the continuation of the buildup of the Company’s domestic direct sales force in Wound Care and SSO sales channels, international sales and business development initiatives, increased patent litigation cost, and expenses associated with the Company’s new product launches. SG&A expenses for the six months ended June 30, 2016 were $83.4 million, a $21.5 million increase over SG&A expenses of $62.0 million for the six months ended June 30, 2015.
Cash on hand as of June 30, 2016 was $23.8 million, as compared to $28.5 million as of December 31, 2015. Net working capital as of June 30, 2016 decreased $6.2 million to $63.3 million, as compared to $69.5 million as of December 31, 2015. The Company recorded net cash flow from operating activities of $7.3 million for the quarter ended June 30, 2016. Included in working capital is the $9.6 million current portion of the earn out liability from the acquisition of Stability Biologics.

Revenue Breakdown
The Company distinguishes revenue in two categories: (1) Wound Care and (2) SSO, which includes Original Equipment Manufacturer (“OEM”) applications. For second quarter of 2016, Wound Care revenue was $42.0 million, representing 73% of total revenue, and SSO (including OEM) revenue was $15.3 million, representing 27% of total revenue.

Outlook for Third Quarter and Full Year 2016
MiMedx announced its third quarter revenue guidance, tightened the range of its full year 2016 revenue guidance, and revised its full year 2016 Adjusted EPS guidance. The Company’s current guidance includes:

•	Third quarter of 2016 revenue estimated to be in the range of $62 to $64 million

•	Full Year 2016 revenue forecasted to be in the range of $243.5 to $248 million

•	Full Year 2016 Adjusted EPS* estimated to be in the range of $0.21 to $0.23

“Although we have high expectations for the impact of our new product launches, we have chosen to be very conservative and just narrow the range of our estimates for the year at this time. However, I believe our third quarter revenue growth projections should be a solid indication of how the remainder of the year and the fourth quarter should evolve,” concluded Petit.

Earnings Call

MiMedx management will host a live broadcast of its second quarter 2016 results conference call on Tuesday, July 26, 2016, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures, see the accompanying tables to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other birth tissues and human skin and bone. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. The MiMedx allograft product families include our: dHACM family with AmnioFix®, EpiFix® and EpiBurn® brands; Amniotic Fluid family with OrthoFlo brand; Umbilical family with EpiCord™ and AmnioCord™ brands; Placental Collagen family with CollaFix™ brand; Bone family with Physio® brand; and Skin family with AlloBurn™ brand. AmnioFix, EpiFix, and EpiBurn are our tissue technologies processed from human amniotic membrane; OrthoFlo is an amniotic fluid derived allograft; EpiCord™ and AmnioCord™ are derived from the umbilical cord; Physio is a unique bone grafting material comprised of 100% bone tissue with no added carrier; AlloBurn is a skin product derived from human skin designed for the treatment of burns; and CollaFix, our next brand we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair.
We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx is the leading supplier of amniotic tissue, having supplied over 600,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company’s financial projections for third quarter and full year 2016; plans for the announcement of another new product later in the third quarter; that two new product lines should add to the Company’s growth in the last half of the year; that the Company will be conservative in its forecasting; that the Company’s GPO and IDN contracts provide it a significant advantage over competitors for growing the surgical and wound care businesses, that the additional expenses associated with the GPO contracts are justified by the strategic importance of these relationships in contributing to the growth of the SSO business; that successes in reimbursement and regulatory approvals are heavily influenced by the Company’s investment in clinical and scientific studies to demonstrate the beneficial outcomes from the Company’s products; that the Company believes it is well prepared to take its first patent suit to trial and expects that if successful, that litigation will change the environment considerably for entities that do not take the Company’s patent portfolio seriously; the Company’s belief that it is maturing at a much faster rate than generally occurs for companies of its size, and as a result is experiencing greater expenses due to the accelerated maturation process; that the Company expects to see significant returns from its infrastructure investments in the quarters and years ahead; that the Company’s new SMS contributed significantly to its quarter-over-quarter revenue growth and is producing sales productivity improvements as anticipated; that the momentum in second quarter 2016 commercial Wound Care growth along with the expected rebound in Federal Orders, continued aggressive hiring of Wound Care sales professionals and expected international orders give the Company assurance of hitting an annual Wound Care growth target of over 25 percent, permitting the Company to stay on track to achieve its growth goals for third quarter and full year; and that third quarter growth projections should be a solid indication of how the remainder of the year and the fourth quarter should evolve. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue and earnings may not grow or may decline, the Company’s new products may not gain acceptance in the medical community as anticipated; the Company may be unable to launch its second new product as planned or that its new products do not have the expected market impact; that the Company’s GPO and IDN contracts do not produce or continue to produce the strategic advantages attributed to them; that the Company’s clinical and scientific study investments do not in fact contribute to reimbursement and regulatory approvals as believed; the risks and uncertainties associated with litigation; even if the Company is successful in its patent litigation, that success may not prevent others from infringing on its patents; that the Company does not achieve the expected returns on infrastructure investments made; that the hiring of new sales professionals does not translate into additional revenue or earnings; that expected international orders do not materialize; that third quarter growth projections, even if achieved, do not guarantee results in the fourth quarter, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2015 and its most recent 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2016 (unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$23,803	$28,486
Short term investments	—	3,000
Accounts receivable, net	54,861	53,755
Inventory, net	17,207	7,460
Prepaid expenses and other current assets	5,970	3,609
Total current assets	101,841	96,310
Property and equipment, net of accumulated depreciation	13,049	9,475
Goodwill	26,951	4,040
Intangible assets, net of accumulated amortization	27,693	10,763
Deferred tax asset, net	7,077	14,838
Deferred financing costs and other assets	444	487
Total assets	$177,055	$135,913
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,678	$6,633
Accrued compensation	10,245	15,034
Accrued expenses	6,988	4,644
Current portion of earn out liability	9,642	—
Other current liabilities	1,985	466
Total current liabilities	38,538	26,777
Earn out liability	15,978	—
Other liabilities	934	1,148
Total liabilities	$55,450	$27,925
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; 110,025,697 issued and 110,022,283 outstanding at June 30, 2016 and 109,467,416 issued and 107,361,471 outstanding at December 31, 2015	110	109
Additional paid-in capital	156,457	163,133
Treasury stock at cost: 3,414 shares at June 30, 2016 and 2,105,945 shares at December 31, 2015	(4)	(17,124)
Accumulated deficit	(34,958)	(38,130)
Total stockholders' equity	121,605	107,988
Total liabilities and stockholders' equity	$177,055	$135,913

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$57,342	$45,679	$110,710	$86,446
Cost of sales	7,394	5,089	15,341	10,237
Gross margin	49,948	40,590	95,369	76,209

Operating expenses:
Research and development expenses	3,168	2,054	5,664	3,885
Selling, general and administrative expenses	42,772	32,651	83,420	61,960
Amortization of intangible assets	447	233	1,257	465
Operating income	3,561	5,652	5,028	9,899

Other income (expense), net
Interest income (expense), net	(111)	1	(167)	(13)

Income before income tax provision	3,450	5,653	4,861	9,886
Income tax provision	(1,475)	(223)	(1,689)	(369)

Net income	$1,975	$5,430	$3,172	$9,517

Net income per common share - basic	$0.02	$0.05	$0.03	$0.09

Net income per common share - diluted	$0.02	$0.05	$0.03	$0.08

Weighted average shares outstanding - basic	106,191,932	106,211,120	105,873,727	106,013,752

Weighted average shares outstanding - diluted	112,148,415	114,186,329	112,095,051	113,892,087

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$1,975	$5,430	$3,172	$9,517
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	821	422	1,555	776
Amortization of intangible assets	447	233	1,257	465
Amortization of inventory fair value step-up	490	—	1,224	—
Amortization of deferred financing costs	42	—	91	—
Share-based compensation	4,509	4,254	9,124	8,186
Increase (decrease) in cash, net of effects of acquisition, resulting from changes in:
Accounts receivable	(980)	(8,447)	894	(12,776)
Inventory	(1,981)	388	(2,245)	1,274
Prepaid expenses and other current assets	285	(306)	(1,781)	(1,106)
Other assets	(473)	—	(264)	(26)
Accounts payable	(1,332)	271	(5,597)	2,060
Accrued compensation	851	941	(4,789)	(1,862)
Accrued expenses	1,851	109	2,344	1,221
Other liabilities	775	(363)	1,318	(586)
Net cash flows from operating activities	7,280	2,932	6,303	7,143

Cash flows from investing activities:
Purchases of equipment	(1,747)	(1,166)	(3,755)	(2,513)
Purchase of Stability Inc., net of cash acquired	—	—	(7,631)	—
Fixed maturity securities redemption	2,500	1,250	3,000	1,750
Patent application costs	(180)	(201)	(327)	(402)
Net cash flows from investing activities	573	(117)	(8,713)	(1,165)

Cash flows from financing activities:
Proceeds from exercise of stock options	878	1,465	2,016	2,741
Stock repurchase under repurchase plan	—	(4,346)	(3,530)	(16,641)
Stock repurchase for tax withholdings on vesting of restricted stock	—	—	(684)	—
Deferred financing costs	(41)	—	(61)	—
Payments under capital lease obligations	(4)	(29)	(14)	(59)
Net cash flows from financing activities	833	(2,910)	(2,273)	(13,959)

Net change in cash	8,686	(95)	(4,683)	(7,981)

Cash and cash equivalents, beginning of period	15,117	38,696	28,486	46,582
Cash and cash equivalents, end of period	$23,803	$38,601	$23,803	$38,601

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

In addition to our GAAP results we provide certain Non-GAAP metrics including adjusted EBITDA, adjusted gross margin, adjusted net income and adjusted diluted net income per share. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization, (ii) other income (expense), (iii) interest income and expense, (iv) income taxes, (v) one time acquisition related costs, (vi) the effect of purchase accounting due to acquisitions and (vii) share-based compensation expense. The Company believes that the presentation of these measures provides important supplemental information to management and investors regarding the operational use of cash. These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted gross margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted net income and diluted net income per share consists of GAAP net income excluding:(i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets and (iv) share-based compensation. Due to the impact of the acquisition of Stability Inc. in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, the Company has decided to provide adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning last quarter, the Company has reported Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS to normalize results for comparison purposes in addition to reporting GAAP results as summarized below. Reconciliations of GAAP net income to adjusted EBITDA, GAAP gross margin to adjusted gross margin and GAAP net income to adjusted net income for the three months and six months ended June 30, 2016 and 2015 appear in the tables below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Income (Per GAAP)	$1,975	$5,430	$3,172	$9,517

Add back:
Income taxes	1,475	223	1,689	369
One time costs incurred in connection with acquisition	138	—	851	—
Amortization of inventory fair value step-up	597	—	1,331	—
Other interest (income) expense, net	111	(1)	167	13
Depreciation expense	821	422	1,555	776
Amortization of intangible assets	447	233	1,257	465
Share-based compensation	4,509	4,254	9,124	8,186
Adjusted EBITDA	$10,073	$10,561	$19,146	$19,326

Reconciliation of "Adjusted Gross Margin” defined as Gross Margin before Amortization of inventory fair value step-up
(in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Gross Margin (Per GAAP)	$49,948	$40,590	$95,369	$76,209

Non-GAAP Adjustments:
Amortization of inventory fair value step-up	597	—	1,331	—
Gross Margin before Amortization of inventory fair value step-up	$50,545	$40,590	$96,700	$76,209
Adjusted Gross Margin	88.2%	88.9%	87.3%	88.2%

Reconciliation of Net Income "Adjusted Earnings per Share” defined as Net Income less Amortization, One Time Costs and Share-Based Compensation (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Income (Per GAAP)	$1,975	$5,430	$3,172	$9,517

Non-GAAP Adjustments:
Tax rate normalization*	(12)	(2,153)	(362)	(3,787)
One time costs incurred in connection with acquisition	138	—	851	—
Amortization of inventory fair value step-up	597	—	1,331	—
Amortization of intangible assets	447	233	1,257	465
Share - based compensation	4,509	4,254	9,124	8,186
Estimated income tax impact from adjustments*	(2,525)	(1,886)	(5,302)	(3,637)
Adjusted Net Income	$5,129	$5,878	$10,071	$10,744
Adjusted diluted net income per share	$0.05	$0.05	$0.09	$0.09
Denominator for diluted earnings per share - weighted average shares adjusted for dilutive securities	112,148,415	114,186,329	112,095,051	113,892,087

* Assumes a normalized tax rate of 42% for 2015 and 42% for 2016.

MIMEDX GROUP, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation - Guidance

In addition to our GAAP results we provide adjusted EBITDA, adjusted gross margin, adjusted net income and adjusted diluted net income per share. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization, (ii) other income (expense), (iii) interest income and expense, (iv) income taxes, (v) one time acquisition related costs, (vi) the effect of purchase accounting due to acquisitions and (vii) share-based compensation expense. The Company believes that the presentation of these measures provides important supplemental information to management and investors regarding the operational use of cash. Adjusted gross margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted net income and diluted net income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets and (iv) share-based compensation. Due to the impact of the acquisition of Stability Biologics in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, the Company has decided to provide adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning last quarter, the Company has reported Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS to normalize results for comparison purposes in addition to reporting GAAP results as summarized below. Reconciliations of GAAP net income to adjusted EBITDA, GAAP gross margin to adjusted gross margin and GAAP net income to adjusted net income for the Year ended December 31, 2016 and 2015 appear in the financial tables below.

Reconciliation of Net Income to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, One Time Costs and Share-Based Compensation (in thousands):

	Projected Year Ended December 31, 2016		Actual
	Low	High	2015
Net Income (Per GAAP)	$8,700	$11,100	$29,446

Add back:
Income taxes	6,400	8,000	(5,168)
One time costs incurred in connection with acquisition	850	850	—
Amortization of inventory fair value step-up	3,700	3,700	—
Other interest (income) expense, net	300	300	86
Depreciation expense	3,700	3,700	1,799
Amortization of intangible assets	2,500	2,500	933
Share-based compensation	19,300	19,300	16,896
Adjusted EBITDA	$45,450	$49,450	$43,992

Reconciliation of "Adjusted Gross Margin” defined as Gross Margin before Amortization of inventory fair value step-up
(in thousands):

	Projected Year Ended December 31, 2016		Actual
	Low	High	2015
Gross Margin (Per GAAP)	$207,300	$212,800	$167,094

Non-GAAP Adjustments:
Amortization of inventory fair value step-up	3,700	3,700	—
Gross Margin before Amortization of inventory fair value step - up	$211,000	$216,500	$167,094
Adjusted Gross Margin	86.7%	87.3%	89.2%

Reconciliation of Net Income "Adjusted Earnings per Share” defined as Net Income less Amortization, One Time Costs and Share-Based Compensation (in thousands, except share and per share data):

	Projected Year Ended December 31, 2016		Actual
	Low	High	2015
Net Income (Per GAAP)	$8,700	$11,100	$29,446

Non-GAAP Adjustments:
Tax rate normalization*	—	—	(15,374)
One time costs incurred in connection with acquisition	850	850	—
Amortization of inventory fair value step-up	3,700	3,700	—
Amortization of intangible assets	2,500	2,500	933
Share - based compensation	19,300	19,300	16,896
Estimated income tax impact from adjustments*	(11,400)	(11,400)	(7,495)
Adjusted Net Income	$23,650	$26,050	$24,406
Adjusted diluted net income per share	$0.21	$0.23	$0.21
Denominator for diluted earnings per share-weighted average shares adjusted for dilutive securities	112,305,000	112,305,000	113,628,482

* Assumes a normalized tax rate of 42% for 2015 and 42% for 2016.